Exhibit 99.1

Baldwin Announces Realignment and Expense Reductions

SHELTON, Conn.--(BUSINESS WIRE)--October 29, 2008--Baldwin Technology Company, Inc. (NYSE Alternext US:BLD), a global leader in process automation technology for the printing industry, announced today that it has completed measures to reduce expenses and boost profitability by realigning its European operations. These measures, combined with other initiatives undertaken in Europe and the U.S. this quarter, are expected to generate savings of approximately $2.1 million annually.

The cost of implementing this plan, resulting from reductions in employment levels at several of the company’s operations, will be approximately € 545,000 ($681,000 at current exchange rates), which will be recorded as a pre-tax charge in the quarter ending December 31, 2008.

Baldwin President and CEO Karl Puehringer said, “Although the company has fared reasonably well in the current economic environment, we recognize the potential challenge to our financial results and therefore we have pro-actively made adjustments to the size of our organization. Since the actions have already been completed, the cost reductions from these measures are expected to make an immediate contribution to our financial results.”

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and the related consumables. For more information, visit http://www.baldwintech.com.

Information for investors, including an investment profile about Baldwin is available at http://www.hawkassociates.com and http://www.hawkassociates.com/profile/bld.cfm. To sign up for free e-mail notifications, visit http://www.hawkassociates.com/about/alert. Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: baldwin@hawkassociates.com.

This release contains certain forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

CONTACT:
For Baldwin Technology Company, Inc., Shelton
Hawk Associates
Julie Marshall or Frank Hawkins, 305-451-1888
baldwin@hawkassociates.com